As filed with the Securities and Exchange Commission on July 10,1997.
                                                   Registration No. 333-




                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.   20549
                                     __________

                                      FORM S-8
                               REGISTRATION STATEMENT
                                       under
                            THE SECURITIES ACT OF 1933
                                     __________
                                 FM Properties Inc.
              (Exact name of registrant as specified in its charter)

  Delaware                                                           72-1211572
(State or other jurisdiction                                   (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                                   1615 Poydras Street
                              New Orleans, Louisiana 70112
                      (Address, including zip code, of registrant's
                              principal executive offices)


      FM  Properties Inc. 1996 Stock Option Plan for Non-Employee Directors
                             (Full title of the plan)
                                    __________

                                  John G. Amato
                                 General Counsel
                                FM Properties Inc.
                               1615 Poydras Street
                           New Orleans, Louisiana 70112
                                 (504) 582-4000
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                    Copy to:

                               Margaret F. Murphy
          Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
                             201 St. Charles Avenue
                       New Orleans, Louisiana 70170-5100

                        CALCULATION OF REGISTRATION FEE

                                                     Proposed maximum          Proposed maximum            Amount of
        Title of                   Amount to be       offering price              aggregate              registration
  securities to be registered      registered(1)         per unit              offering price                fee
  ___________________________     _______________    _________________      ____________________       ________________
  Common Stock (par value
  $.01 per share)                  40,000 Shares     $    2.750(2)          $   110,000.00(2)          $   33.34(2)
  Common Stock (par value
  $.01 per share)                 210,000 Shares     $    3.9375(3)         $   826,875.00(3)          $   250.57(3)
  Total Common Stock              250,000 Shares                            $   936,875.00             $   283.91


(1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Computed in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the price at which such options may be exercised.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq Stock Market on July 7, 1997.



                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents, which have been filed by FM Properties Inc.
     (the "Company") with the Securities and Exchange Commission (the "SEC"), are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended ecember 31, 1996 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed pursuant to Section 13 of the Exchange Act;

     (3) All other reports filed by the Company pursuant to Section 13 of the Exchange Act since December 31, 1996; and

     (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 dated March 25, 1992, filed under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

     All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the SEC, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with  any  action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Under the Company's Certificate of Incorporation, the Company is obligated to indemnify its directors and officers to the
fullest extent permitted by Delaware law.   The  Company's Certificate
of Incorporation makes such indemnification rights contract rights and entitles directors and officers to initiate legal action against the Company to enforce such indemnification rights.

     The Company's Certificate of Incorporation also provides that, to the fullest extent permitted by Delaware law, a director shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. However, the Company's Certificate of Incorporation does not eliminate a director's liability for breach of the duty of loyalty, acts or omissions not in good faith, certain payments not permitted under the Delaware General Corporation Law, or transactions in which the director derives an improper benefit.

     The Company's Certificate of Incorporation also authorizes the Company to enter into indemnification agreements with any such persons providing for indemnification rights to the maximum extent permitted by law.

     The Company has purchased from Reliance Insurance Company and Executive Risk Indemnity Inc. directors and officers liability policies with a combined annual aggregate limit of $15,000,000 to insure certain liabilities of its directors and officers.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     5    Opinion of Jones, Walker, Waechter, Poitevent, Carrere
          & Denegre, L.L.P.

     15 Letter from Arthur Andersen LLP concerning unaudited interim financial information.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Jones, Walker, Waechter, Poitevent, Carerre
          & Denegre, L.L.P. (included in Exhibit 5).

     24 Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain officers and directors of the Company.

Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

      The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on July 10, 1997.

                                          FM Properties Inc.



                                          By:   /s/ Richard C. Adkerson

                                                    Richard C. Adkerson
                                                 Chairman of the Board and
                                                  Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                        Title                    Date


/s/ Richard C. Adkerson      Director, Chairman of the Board,    July 10, 1997
    Richard C. Adkerson        and Chief Executive Officer
                              (Principal Executive Officer)

            *                President, Chief Operating Officer, July 10, 1997
William H. Armstrong, III     and Chief Financial Officer
                              (Principal Financial Officer)

            *                Vice President and Controller       July 10, 1997
    William J. Blackwell     (Principal Accounting Officer)


            *                        Director                    July 10, 1997
      James C. Leslie


            *                        Director                    July 10, 1997
     Michael D. Madden



*By:  /s/ Richard C. Adkerson
    Richard C. Adkerson
      Attorney-in-Fact


                               EXHIBIT INDEX


                                                               Sequentially
Exhibit                                                        Numbered
Number                    Description of Exhibits              Page


5         Opinion   of   Jones,  Walker,  Waechter, Poitevent, Carerre &
          Denegre, L.L.P.

15 Letter from Arthur Andersen LLP concerning unaudited interim financial information.

23.1      Consent of Arthur Andersen LLP.

23.2      Consent of Jones, Walker, Waechter, Poitevent, Carerre &
          Denegre,   L.L.P. (included in Exhibit 5).

24 Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain officers and directors of the Company.